UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2014

VANSEN PHARMA INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33715	20-2881151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 500 – 666 Burrard Street, Vancouver, BC	V6C 3P6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (778) 558-7434

6955 N Durango Drive, Las Vegas NV 89149

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 14, 2014, our board of directors received and accepted the resignation of Moira Ong as our chief financial officer, secretary and treasurer. On November 21, 2014, our board of directors received and accepted the resignation of Ahmed Doroudian as our president, chief executive officer and director. On November 24, 2014, our board of directors received and accepted the resignation of Patrick Charles Frankham as our director.

The resignations did not result from any disagreements with our company regarding our operations, policies, practices or otherwise.

On November 21, 2014, we appointed Dennis Petke as our president, chief executive officer, chief financial officer and sole director.

Dennis Petke – President and Director

Mr. Petke is qualified as a Chartered Accountant in Canada, and is a member of the Institute of Chartered Accountants of British Columbia (1995). Currently serving as a director and/or chief financial officer for a number of private and public companies, his responsibilities include strategic and overall financial management for these companies.

For the past five years, Mr. Petke has owned and operated Q4 Financial Group Inc., a private consulting firm serving both private and public companies in the areas of corporate finance, corporate administration and regulatory reporting. Mr. Petke has over 15 years experience in the financial services sector including facilitating the membership of a private BC securities firm with the Investment Dealers Association, negotiating and implementing private and public company mergers, as well as facilitating private placement, preference share, convertible debenture, special warrant and debt financings.

Our company believes that Mr. Petke's professional background experience give him the qualifications and skills necessary to serve as a director of our company.

Mr. Petke’s current plan is to maximize value from all assets to increase shareholder value.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANSEN PHARMA INC.

Date: March 27, 2015	By:	/s/ Dennis Petke
Dennis Petke
President and Director